UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
1-4448		36-0781620
(Commission File Number)		(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Officers

Effective as of February 27, 2017, David P. Scharf resigned as the Corporate Vice President and General Counsel of Baxter International Inc. (the “Company”).    In connection with his resignation, the Company and Mr. Scharf entered into a separation agreement (the “Separation Agreement”) on March 2, 2017, which provides for his continued employment through March 10, 2017 (the “Separation Date”). The Separation Agreement contains a customary release of claims and provides that Mr. Scharf shall transition his duties to his successor and otherwise remain available to consult on matters related to his role until the Separation Date. It also provides for (i) the continued payment through the Separation Date of Mr. Scharf’s base salary, including the vesting of previously granted Company and Shire plc equity awards that were or are scheduled to vest on or prior to the Separation Date; (ii) a gross lump sum payment of $1,887,000 less all appropriate withholdings; (iii) his previously earned 2016 cash bonus award in the amount of $951,966 less all appropriate withholdings; (iv) an additional lump sum of $16,000, less all appropriate withholdings, towards six months of COBRA cost share; and (v) certain other benefits. Additionally, the Company and Shire plc equity awards previously granted to Mr. Scharf, which are scheduled to vest in June 2017, will continue to vest in accordance with their terms. Certain payments described above are subject to Mr. Scharf’s compliance with covenants contained in the Separation Agreement and his employment agreement.

The description of the Separation Agreement contained herein is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

Material Modification of Equity Award

On March 2, 2017, the Compensation Committee of the Company’s Board of Directors approved the Baxter International Inc. 2017 Equity Plan effective as of March 2, 2017 (the “2017 Equity Plan”). The 2017 Equity Plan provides for the grant of Company stock options, restricted stock units and performance share units (“PSUs”) to individuals under the Company’s 2015 Incentive Plan.    Fifty percent of PSUs granted to individuals under the 2017 Equity Plan are based on adjusted operating margin. The remaining fifty percent of PSUs granted to individuals under the 2017 Equity Plan are based on growth in shareholder value relative to companies in the Dow Jones Medical Equipment Index.

In connection with the grant of awards under the 2017 Equity Plan, participants (including the Company’s Chief Executive Officer, Chief Financial Officer and certain named executive officers) will be required to enter into non-competition, non-solicitation and confidentiality agreements (each a “Restrictive Agreement”) with the Company. Upon any violation of a Restrictive Agreement, the applicable participant’s unvested equity awards will be cancelled. Additionally, (i) all equity awards that vested in the 12 months prior to such participant’s termination shall be forfeited and returned to the Company, (ii) all awards that vested after termination as a result of a Qualifying Retirement (as defined in the 2017 Equity Plan) shall be forfeited and returned to the Company and (iii) in the event a participant sold shares from any awards described under clause (i) or (ii), then such participant shall make a cash payment to Baxter in an amount equal to the value recognized from the sale or exercise of such awards within 30 business days of written notice by the Company to such participant.

The description of the 2017 Equity Plan contained herein is qualified in its entirety by reference to the full text of the 2017 Equity Plan, a copy of which is filed as Exhibit 10.2 and is incorporated by reference.

Item 8.01	Other Events.

Effective as of February 28, 2017, Sean Martin became the Company’s new Corporate Vice President and General Counsel.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated as of March 2, 2017,between Baxter International Inc. and David P. Scharf

10.2	Baxter International Inc. 2017 Equity Plan, effective as of March 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2017

BAXTER INTERNATIONAL INC.

/s/ Ellen K. McIntosh
By: Ellen K. McIntosh
Corporate Vice President, Associate General Counsel and Corporate Secretary

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Exhibit Index

Exhibit Number	Description

10.1	Separation Agreement, dated as of March 2, 2017, by and between Baxter International Inc. and David P. Scharf

10.2	Baxter International Inc. 2017 Equity Plan, effective as of March 2, 2017

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